Exhibit 99

NATIONAL PATENT DEVELOPMENT CORPORATION SELLS THE
BUSINESS AND ASSETS OF ITS MXL INDUSTRIES SUBSIDIARY

NEW YORK, June 19, 2008--National Patent Development Corporation (OTC Bulletin Board: NPDV.OB - News) today announced the sale by its wholly-owned subsidiary, MXL Industries, Inc., of all of the operating assets (including the right to use the name “MXL”), subject to the assumption of substantially all of the operating liabilities, of its optical plastics molding and precision coating plastics business to an investment group which includes the senior management of the MXL business unit.  The Company made certain customary representations and warranties to the buyer in connection with the transaction.

The Company, through its wholly-owned subsidiary, received consideration at the Closing equal to $5.2 million in cash, of which $2.2 million was utilized to fully pay the bank debt relating to the MXL business, and the remaining funds were added to the general cash reserves of the Company.  The Company will also have an equity interest in the purchasing entity which, after the receipt by the purchasing entity of certain additional funds anticipated to be invested by third parties, is expected to approximate 19.9%.

Harvey Eisen, Chairman and CEO of National Patent, commented, “The sale of the MXL business is an important step in refocusing National Patent on its core distribution operations.  The proceeds from the sale de-leverage our balance sheet, strengthen our financial resources and further position National Patent to take advantage of opportunities that the current economic environment may present.”   Mr. Eisen added, “We wish Jim Eberle and his management team all the best as the new owners of the business and thank them for their past service.”

About National Patent Development Corporation

National Patent Development Corporation (OTC Bulletin Board: NPDV.OB - News), owns approximately 75% of Five Star Products.  In addition, National Patent owns certain other non-core assets including real estate.

Safe Harbor Statement

This press release contains certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, future business plans, strategies and financial position, working capital and capital expenditure needs, growth opportunities, and any statements of belief and any statements of assumptions underlying any of the foregoing. Neither the Company nor Five Star Products, Inc. have any material third party commitments with respect to growth plans. There is no assurance that specific plans can be executed or, if executed, will be successful from an operational or financial standpoint. These plans could require capital beyond the funds presently available to the Company.

These forward-looking statements reflect the current view of the management of National Patent Development Corporation with respect to future events and financial performance and are subject to certain risks, uncertainties, assumptions and changes in condition that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of National Patent Development Corporation, including, but not limited to the risks, uncertainties, assumptions and changes in condition detailed National Patents' periodic reports and registration statements filed with the Securities and Exchange Commission.

National Patent Development Corporation does not intend to, and disclaims any duty or obligation to, update or revise any forward-looking statements or industry information set forth in this press release to reflect new information, future events or otherwise.

Contact:
National Patent Development Corporation
John Belknap, 646-742-1627